EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release November 10, 2014

Contact:	Don Jennings, President, or Clay Hulette, Vice President
(502) 223-1638
216 West Main Street
P.O. Box 535
Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $416,000 or $0.05 diluted earnings per share for the three months ended September 30, 2014, compared to net earnings of $423,000 or $0.05 diluted earnings per share for the three months ended September 30, 2013, a decrease of $7,000 or 1.7%.

The decrease in net earnings for the quarter ended September 30, 2014, was primarily attributable to higher non-interest expenses, which totaled $2.2 million for the recently ended quarter compared to the 2013 quarterly expense of $2.0 million, an increase of $182,000 or 9.2%. The increase was primarily related to higher employee compensation and benefits, as the Company’s full-time equivalent employees increased from 66 in the prior year period to 70 at September 30, 2014. The increase in employees was primarily in response to additional regulatory burden placed on the banks. Net interest income decreased $35,000 or 1.3% to $2.7 million in the current quarter just ended, while provision for losses on loans decreased $226,000 or 80.1% to $56,000, which resulted in net interest income after provision for losses on loans of $2.7 million, an increase of $191,000 or 7.6% over the prior year quarter.

At September 30, 2014, assets decreased $3.9 million or 1.3% to $295.7 million from $299.7 million at June 30, 2014, and was attributed primarily to a decrease in loans. Loans, net decreased $2.9 million or 1.2% from $246.8 million at June 30, 2014, to $243.9 million at September 30, 2014, due primarily to low levels of loan demand and loan payoffs received. Cash and cash equivalents decreased $636,000 or 5.5% to $10.9 million at September 30, 2014, as the Company utilized excess liquidity to pay down borrowings. Total liabilities decreased $3.9 million or 1.7% to $228.5 million at September 30, 2014, primarily as a result of a decrease of FHLB advances. FHLB advances decreased $3.0 million or 17.5% from $17.2 million at June 30, 2014 to $14.2 million at September 30, 2014, as excess liquidity was used. Deposits decreased $1.4 million or 0.7% to $211.7 million at September 30, 2014.

At September 30, 2014, the Company reported its book value per share as $7.89.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2014. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At September 30, 2014, the Company had approximately 8,524,178 shares outstanding of which approximately 55.5% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Balance Sheets

	September 30,	June 30,
	2014	2014
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$10,875	$11,511
Investment Securities	8,882	9,265
Loans Held for Sale	206	--
Loans, net	243,883	246,788
Other Assets	31,894	32,091
Total Assets	$295,740	$299,655
Liabilities
Deposits	$211,716	$213,142
FHLB Advances	14,188	17,200
Deferred revenue	628	631
Other Liabilities	1,991	1,477
Total Liabilities	228,523	232,450
Shareholders' Equity	67,217	67,205
Total Liabilities and Equity	$295,740	$299,655
Book Value Per Share	$7.89	$7.88

Condensed Consolidated Statements of Income
(In thousands, except share data)

	Three months ended September 30,
	2014	2013
	(Unaudited)
Interest Income	$3,099	$3,236
Interest Expense	351	453
Net Interest Income	2,748	2,783
Provision for Losses on Loans	56	282
Non-interest Income	96	115
Non-interest Expense	2,169	1,987
Income Before Income Taxes	619	629
Income Taxes	203	206
Net Income	$416	$423
Earnings per share:
Basic and diluted	$0.05	$0.05
Weighted average outstanding shares:
Basic and diluted	8,383,191	8,369,515